MUTUAL FUND SERVICES AGREEMENT


                            Fund Accounting Services


                                     between

                            DUNHILL INVESTMENT TRUST

                                       and

                           UNIFIED FUND SERVICES, INC.


                                FEBRUARY 16, 2001

Exhibit A - Fund Listing
Exhibit B - Fund Accounting Services Description
Exhibit C - Fees and Expenses

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                         MUTUAL FUND SERVICES AGREEMENT


     AGREEMENT (this "Agreement"), dated as of February 16, 2001, between Dunhill Investment Trust, an Ohio business trust ("Fund"), and Unified Fund Services, Inc., a Texas corporation ("Unified").

                                   WITNESSTH:

     WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund wishes to retain Unified to provide certain fund accounting services with respect to the Fund, and Unified is willing to furnish such services;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

     SECTION 1. APPOINTMENT. The Fund hereby appoints Unified to provide fund accounting services for the Fund, subject to the supervision of the Board of Trustees of the Fund (the "Board"), for the period and on the terms set forth in this Agreement. Unified accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 6 and Exhibit C to this Agreement. The Fund will initially consist of the portfolios, funds and/or classes of shares (each a "Portfolio"; collectively the "Portfolios") listed on Exhibit A. The Fund shall notify Unified in writing of each additional Portfolio established by the Fund. Each new Portfolio shall be subject to the provisions of this Agreement, except to the extent that the provisions (including those relating to the compensation and expenses payable by the Fund and its Portfolios) may be modified with respect to each new Portfolio in writing by the Fund and Unified at the time of the addition of the new Portfolio.

     SECTION 2. REPRESENTATIONS AND WARRANTIES OF UNIFIED. Unified represents and warrants to Fund that:

     (a) Unified is a corporation duly organized and existing under the laws of the State of Texas;

     (b) Unified is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement, and all requisite corporate proceedings have been taken by Unified to authorize Unified to enter into and perform this Agreement;

     (c) Unified has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

     (d) no legal or administrative proceedings have been instituted or threatened against Unified that would impair its ability to perform its duties and obligations under this Agreement; and

     (e) Unified's entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of Unified or any law or regulation applicable to Unified.

     SECTION 3. REPRESENTATIONS AND WARRANTIES OF FUND. The Fund represents and warrants to Unified that:

     (a) the Fund is a business trust duly organized and existing under the laws of the State of Ohio;

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     (b)  the Fund is empowered under  applicable laws and by its Declaration of
Trust and By-Laws to enter into and perform this Agreement, and the Fund has taken all requisite proceedings to authorize the Fund to enter into and perform this Agreement;

     (c) the Fund is an investment company properly registered under the 1940 Act; a registration statement under the Securities Act of 1933, as amended ("1933 Act") and the 1940 Act on Form N-lA has been filed and will be effective and will remain effective during the term of this Agreement, and all necessary filings under the laws of the states will have been made and will be current during the term of this Agreement;

     (d) no legal or administrative proceedings have been instituted or threatened against the Fund that would impair its ability to perform its duties and obligations under this Agreement; and

     (e) the Fund's entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

     SECTION 4. DELIVERY OF DOCUMENTS. Fund will promptly furnish to Unified such copies, properly certified or authenticated, of contracts, documents and other related information that Unified may request or requires to properly discharge its duties. Such documents may include but are not limited to the following:

     (a) Resolutions of the Board of a Fund authorizing the appointment of Fund to provide transfer agency services to the Fund;

     (b)  A Fund's Declaration of Trust;

     (c)  A Fund's By-Laws;

     (d) A Fund's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC");

     (e) A Fund's registration statement including exhibits, as amended, on Form N-1A (the "Registration Statement") under the Securities Act of 1933 and the 1940 Act, as filed with the SEC;

     (f) Copies of the Management Agreement between a Fund and its investment adviser (the "Advisory Agreement");

     (g)  Opinions of counsel and auditors reports;

     (h) A Fund's Prospectus and Statement of Additional Information and all amendments and supplements thereto (such Prospectus and Statement of Additional Information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the "Prospectuses"); and

     (i) Such other agreements as a Fund may enter into from time to time including securities

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lending  agreements,  futures  and  commodities  account  agreements,  brokerage agreements, and options agreements.

     SECTION 5. SERVICES PROVIDED BY UNIFIED.

     (a) Unified will provide the following services subject to the control, direction and supervision of Fund and in compliance with the objectives, policies and limitations set forth in a Fund's Registration Statement, Declaration of Trust and By-Laws; applicable laws and regulations; and all resolutions and policies communicated to Unified by Fund:

     (i)  Fund  Accounting,  as  described  on  Exhibit  B  to  this  Agreement.

     (b)  Unified will also:

     (i) provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of Unified or a corporate affiliate of Unified);

     (ii) provide or otherwise obtain personnel sufficient, in Unified's sole discretion, for provision of the services contemplated herein;

     (iii)furnish equipment and other materials, which Unified, in its sole discretion, believes are necessary or desirable for provision of the services contemplated herein; and

     (iv) keep records relating to the services provided hereunder in such form and manner as set forth on Exhibit B and as Unified may otherwise deem appropriate or advisable, all in accordance with the 1940 Act. To the extent required by Section 31 of the 1940 Act and the rules thereunder, Unified agrees that all such records prepared or maintained by Unified relating to the services provided hereunder are the property of the Fund to which the records pertain, and will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained at the Fund's expense, and made available in accordance with such Section and rules. Unified further agrees to surrender promptly to Fund upon its request and cease to retain in its records and files those records and documents created and maintained by Unified pursuant to this Agreement;

     SECTION 6. FEES; EXPENSES; EXPENSE REIMBURSEMENT.

     (a) As compensation for the services rendered pursuant to this Agreement, Fund shall pay Unified monthly fees determined as set forth on Exhibit C to this Agreement. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. Upon any termination of this Agreement and before the end of any month, the fee for the part of the month before such termination shall be equal to the fee normally due for the full monthly period and shall be payable upon the date of termination of this Agreement.

     (b) For the purpose of determining fees calculated as a function of a Fund's net assets, the value of the Fund's net assets shall be computed as required by the Prospectus, generally accepted accounting principles, and resolutions of the Board of the Fund.

     (c) Unified will bear all of its own expenses in connection with the performance of the services under this Agreement except as otherwise expressly provided herein. Fund agrees to promptly reimburse Unified for any equipment and supplies specially ordered for a Fund through Unified and for

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any other expenses not  contemplated by this Agreement that Unified may incur on a Fund's behalf at Fund's request or as consented to by Fund. Such other expenses to be incurred in the operation of Funds and to be borne by the Funds,
include,  but  are  not  limited  to:  taxes;   interest;   brokerage  fees  and
commissions; salaries and fees of officers and directors who are not officers, directors, shareholders or employees of Unified, or a Fund's investment adviser or distributor; SEC and state Blue Sky registration and qualification fees, levies, fines and other charges; advisory fees; charges and expenses of custodians; insurance premiums including fidelity bond premiums; auditing and legal expenses; costs of maintenance of corporate existence; costs and expense of Fund stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with corporate, shareholder, and Board meetings; and any extraordinary expenses and other customary Fund expenses.

     (d) Fund may request additional services, additional processing, or special reports. Such requests may be provided by Unified at additional charges. In this event, Fund shall submit such requests in writing together with such specifications as may be reasonably required by Unified, and Unified shall respond to such requests in the form of a price quotation. Fund's written acceptance of the quotation must be received prior to implementation of such request. Additional services will be charged at Unified's standard rates.

     (e) All fees, out-of-pocket expenses, or additional charges of Unified shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.

     Unified will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Charges remaining unpaid after thirty (30) days shall bear interest in finance charges equivalent to, in the aggregate, the Prime Rate (as publicly announced by Firstar Bank, N.A., from time to time) plus 2.00% per year and all costs and expenses of effecting collection of any such sums, including reasonable attorney's fees, shall be paid by Fund to Unified.

     In the event that Fund is more than sixty (60) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by Fund), this Agreement may be terminated upon thirty (30) days' written notice to Fund by Unified. Fund must notify Unified in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

     SECTION 7. PROPRIETARY AND CONFIDENTIAL INFORMATION. Unified agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Funds, all records and other information relative to the Funds' prior, present or potential shareholders, and to not use such records and information for any purpose other than performance of Unified's responsibilities and duties hereunder. Unified may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to Fund and obtaining approval in writing from Fund, which approval shall not be unreasonably withheld and may not be withheld where Unified or its agents may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities. Waivers of confidentiality are automatically effective without further action by Unified with respect to Internal Revenue Service levies, subpoenas and similar actions, or with respect to any request by Fund.

     SECTION 8. DUTIES, RESPONSIBILITIES AND LIMITATIONS OF LIABILITY.

     (a) In the performance of its duties hereunder, Unified shall be obligated to exercise due care

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and diligence,  and to act in good faith in performing the services provided for under this Agreement. In performing its services hereunder, Unified shall be entitled to rely on any oral or written instructions, notices or other communications from Fund and its agents and other service providers which Unified reasonably believes to be genuine, valid and authorized. Unified shall also be entitled to consult with and rely on the advice and opinions of outside legal counsel retained by Fund, as necessary or appropriate.

     (b) Unified shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by Fund, in connection with the matters to which this Agreement relates, except for a loss or expense solely caused by or resulting from willful misfeasance, bad faith or negligence on Unified's part in the performance of its duties or from reckless disregard by Unified of its obligations and duties under this Agreement. Unified shall indemnify and hold Fund harmless from and against any and all losses, damages, costs, reasonable attorney's fees and expenses, payments, expenses and liabilities arising our of or attributable to willful misfeasance, bad faith or negligence of Unified or from reckless disregard by Unified of its obligations and duties under this Agreement

     (c) Except for a loss or expense solely caused by or resulting from willful misfeasance, bad faith or negligence on Unified's part in the performance of its duties or from reckless disregard by Unified of its obligations and duties under this Agreement, Unified shall not be responsible for, and Fund shall indemnify and hold Unified harmless from and against any and all losses, damages, costs, reasonable attorneys' fees and expenses, payments, expenses and liabilities arising out of or attributable to:

     (i) all actions of Unified or its officers or agents required to be taken pursuant to this Agreement;

     (ii) the reliance on or use by Unified or its officers or agents of information, records, or documents which are received by Unified or its officers or agents and furnished to it or them by or on behalf of Fund, and which have been prepared or maintained by Fund or any third party on behalf of Fund;

     (iii)Fund's refusal or failure to comply with the terms of this Agreement or Fund's lack of good faith, or its actions, or lack thereof involving negligence or willful misfeasance;

     (iv) the breach of any representation or warranty of Fund hereunder;

     (v) the taping or other form of recording of telephone conversations or other forms of electronic communications with investors and shareholders, or reliance by Unified on telephone or other electronic instructions of any person acting on behalf of a shareholder or shareholder account for which telephone or other electronic services have been authorized;

     (vi) any delays, inaccuracies, errors in or omissions from data provided to Unified by data and pricing services;

     (vii)the offer or sale of shares by a Fund in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by Fund or a Fund's other service providers and agents, or
(2) existing or arising out of activities, actions or omissions by or on behalf of Fund prior to the effective date of this Agreement; and

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     (viii)  the  compliance  by  a  Fund,  its  investment  adviser,   and  its
distributor with applicable securities, tax, commodities and other laws, rules and regulations.

     SECTION 9. TERMS. This Agreement shall become effective on the date first herein above written. This Agreement may be modified or amended from time to time by mutual agreement between the parties hereto. This Agreement shall continue in effect unless terminated with respect to one or more Funds by either party on at least ninety (90) days' prior written notice. Upon termination of this Agreement, Fund shall pay to Unified such compensation and any reimbursable expenses as may be due with respect to the terminating Fund(s) under the terms hereof as of the date of termination or the date that the provision of services ceases, whichever is sooner.

     Should Fund exercise its right to terminate this Agreement with respect to one or more Funds, Fund agrees to pay a termination/conversion fee, simultaneous with the transfer of all Fund records to the successor mutual fund service provider(s), in an amount equal to the total compensation under this Agreement with respect to the terminating Fund(s) for the 30 day period immediately preceding the termination notice date. In addition, Fund agrees to pay for all out-of-pocket expenses incurred by Unified in the conversion.

     Such compensation to Unified shall be for the expenses incurred in connection with the retrieval, compilation and movement of books, records and materials relative to the deconversion or conversion of Fund records to the successor mutual fund service provider as directed by Fund. Notwithstanding the foregoing, any amount owed by Fund to Unified prior to the termination/conversion shall still be due and payable under the terms of this Agreement. No such compensation shall be due to Unified if Unified terminates this Agreement for reasons other than a default by the Fund.

     Upon the termination of this Agreement for any reason, Unified agrees to provide Fund with complete and accurate fund accounting records and to assist Fund in the orderly transfer of accounts and records. Without limiting the generality of the foregoing, Unified agrees upon termination of this Agreement:

     (a) to cooperate with the successor mutual fund service provider(s) in the interpretation of a Fund's account and records;

     (b) to act in good faith, to make the conversion as smooth as possible for the successor mutual fund service provider(s) and Fund.

     SECTION 10. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given when delivered in person or by certified mail, return receipt requested, to the parties at the following address (or such other address as a party may specify by notice to the other):

     (a)  If to Fund, to:

                    Dunhill Investment Trust
                    Longworth Hall, Suite 127
                    700 Pete Rose Way
                    Cincinnati, Ohio  45203
                    Attention:  President

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     (b)  If to Unified, to:

                    Unified Fund Services, Inc.
                    431 North Pennsylvania Street
                    Indianapolis, Indiana 46204
                    Attention:  President

     Notice shall be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first.

     SECTION 11. ASSIGNABILITY. This Agreement shall not be assigned by either party hereto without the prior written consent of the other party.

     SECTION 12. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

     SECTION 13. FORCE MAJEURE. Unified shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitations, acts of God, earthquake, fires, floods, wars, acts of civil or military authorities, or governmental actions, nor shall any such failure or delay give Fund the right to terminate this Agreement.

     SECTION 14. USE OF NAME. Fund and Unified agree not to use the other's name nor the names of such other's affiliates, designees, or assignees in any prospectus, sales literature, or other printed material written in a manner not previously, expressly approved in writing by the other or such other's affiliates, designees, or assignees except where required by the SEC or any state agency responsible for securities regulation.

     SECTION 15. AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought

     SECTION 16. SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

     SECTION 17. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Indiana.

     SECTION 18. EXECUTION. This Agreement may be executed by one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one in the same instrument.

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     IN WITNESS  WHEREOF,  the  parties  hereto  have  caused  this  Mutual Fund
Services Agreement to be signed by their respective duly authorized officers as of the day and year first above written.

     DUNHILL INVESTMENT TRUST

     By /s/ Jasen M. Snelling                       Date 4-30-01
        -------------------------------------------      --------------

     Print Name: Jasen M. Snelling
                 ----------------------------------

     Title President
           ----------------------------------------

     Attest /s/ Debbie Ballou
            ---------------------------------------


     UNIFIED FUND SERVICES, INC.

     By /s/ David A. Bogaert                        Date 4-30-01
        -------------------------------------------      --------------

     Print Name: David A. Bogaert
                 ----------------------------------

     Title Managing Director & C.E.O.
           ----------------------------------------

     By /s/ Linda A. Lawson                         Date 4-30-01
        -------------------------------------------      --------------

     Print Name: Linda A. Lawson
                 ----------------------------------

     Title Sr. Vice President, C.O.O.
           ----------------------------------------

     Attest /s/ Carol J. Highsmith
            ---------------------------------------

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                                    EXHIBIT A
                                       to
                         Mutual Fund Services Agreement

                                  List of Funds
                                  -------------

Regional Opportunity Fund, B Shares
Regional Opportunity Fund, C Shares

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                                    EXHIBIT B
                                       to
                         Mutual Fund Services Agreement

                     Description of Fund Accounting Services
                     ---------------------------------------

I.   General Description
     -------------------

     Unified shall provide the following accounting services to the Fund:

A. Calculate dividend and capital gain distributions in accordance with distribution policies detailed in the Fund's Prospectus. Assist Fund management in making final determinations of distribution amounts.

B. Estimate and recommend year-end dividend and capital gain distributions necessary to establish Fund's status as a regulated investment company ("RIC") under Section 4982 of the Internal revenue Code of 1986, as amended (the "Code") regarding minimum distribution requirements.

C. Assist the Fund's public accountants or other professionals in preparing and file Fund's Federal tax return on Form 1120-RIC along with all state and local tax returns where applicable. Also assist in Preparing and filing Federal Excise Tax Return (Form 8613).

D. Maintain the books and records and accounting controls for the Fund's assets, including records of all securities transactions.

E.   Calculate  each   Portfolio's  net  asset  value  in  accordance  with  the
     Prospectus and (once the Portfolio meets eligibility requirements) transmit to NASDAQ and to such other entities as directed by the Fund.

F. Account for dividends and interest received and distributions made by the Fund.

G. Prepare Fund or Portfolio expense projections, establish accruals and review on a periodic basis, including expenses based on a percentage of Fund's average daily net assets (advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (audit fees, registration fees, directors' fees, etc.).

H. Produce transaction data, financial reports and such other periodic and special reports as the Board may reasonably request.

I.   Liaison with the Fund's independent auditors.

J.   Monitor  and  administer   arrangements   with  the  Fund's  Custodian  and
     depository banks.

K.   A listing of reports that will be available to the Fund is included below.

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II.  Daily Reports
     -------------

A.   General Ledger  Reports
          1.   Trial Balance Report
          2.   General Ledger Activity Report

B.   Portfolio Reports
          1.   Portfolio Report
          2.   Cost Lot Report
          3.   Purchase Journal
          4.   Sell/Maturity Journal
          5.   Amortization/Accretion Report
          6.   Maturity Projection Report

C.   Pricing Reports
          1.   Pricing Report
          2.   Pricing Report by Market Value
          3.   Pricing Variance by % Change
          4.   NAV Report
          5.   NAV Proof Report
          6.   Money Market Pricing Report

D.   Accounts Receivable/Payable Reports
          1.   Accounts Receivable for Investments Report
          2.   Accounts Payable for Investments Report
          3.   Interest Accrual Report
          4.   Dividend Accrual Report

E.   Other Reports
          1.   Dividend Computation Report
          2.   Cash Availability Report
          3.   Settlement Journal

III. Monthly Reports
     ---------------

     Standard Reports
          1.   Cost Proof Report
          2.   Transaction History Report
          3.   Realized Gain/Loss Report
          4.   Interest Record Report
          5.   Dividend Record Report
          6.   Broker Commission Totals
          7.   Broker Principal Trades
          8.   Shareholder Activity Report
          9.   Fund Performance Report

10.  SEC Yield Calculation Work Sheet (fixed-income funds only)

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

                                    EXHIBIT C
                                       to
                         MUTUAL FUND SERVICES AGREEMENT

                          FUND ACCOUNTING FEE SCHEDULE

STANDARD FEE
------------

0.05% for the first $50 million in average net assets per portfolio and/or share class per year;
0.04% from $50  million to $100  million  in  average  net assets per  portfolio and/or share class per year;
0.03% over $100 million in average net assets per portfolio and/or share class per year.

     Out of Pocket Fees: Fees charged for outside pricing services and all accompanying administrative expenditures.

     Subject to a $25,000(1) annual minimum per portfolio (one share class) plus $7,500(1) per additional share class. Fees are billed on a monthly basis.

          (1) Discount based on average net assets per portfolio and/or share class:

          $0 - 8.5 Million     30%
          $8.5 - 10 Million    20%
          $10 Million Plus      0%

OPTIONAL SERVICES AVAILABLE - INITIAL (FOR DESIRED SERVICES)
------------------------------------------------------------

     -Additional portfolio sub-adviser fee                     $10,000/portfolio
     -Multiple custodian fee                                   $5,000/fund group
     -GNMA securities fee                                      $2,500/portfolio
     -Quarterly financial statement preparation fee            $5,000/portfolio
     -Statistical reporting fee (ICI, Lipper, Donoghue, etc.)  $100/report
     -S.E.C. audit requirements                                Pass through
     -Processing of backup withholding                         $1,500/portfolio


SPECIAL REPORT GENERATION FEES
------------------------------

     AD-HOC Report Generation                                  $75.00 per report
     Reruns                                                    $75.00 per run
     Extract Tapes                                             $110.00 plus

SYSTEMS PROGRAMMING LABOR CHARGES
---------------------------------

     System Support Representatives                            $100.00/hour
     Programmers, Consultants or
       Department Heads                                        $125.00/hour
     Officers                                                  $150.00/hour

REPRICING CHARGES
-----------------

     For incorrect or untimely information provided by an Advisor or its Agent, Unified will charge $200.00 per day for each day that a portfolio is repriced.

Unified Fund Services, Inc.         2/15/01        Dunhill Investment Trust - 13
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